U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 23, 2007

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer’s Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

On July 23, 2007, we entered into an Agreement of Purchase and Sale (the “Agreement”) with Lanxess, Inc., a Canadian corporation (“Lanxess”), to acquire approximately 30 acres of land located in Sarnia, Ontario, Canada where we intend to build an ethanol plant. This Agreement replaced a July 2006 non-binding letter of intent with Lanxess for this location that provided for a 99-year lease on the property. The cost of this acquisition is $450,000 ($15,000 per acre), subject to adjustment upon the issuance of a surveyor’s certificate confirming the actual acreage of the property. The Agreement was conditional, among other things, upon Lanxess obtaining the consent of its Board of Directors. This consent was received August 14, 2007, and the Agreement is now effective. Closing of this acquisition is to take place no later than June 30, 2008. All dollar references included in this report refer to Canadian dollars.

The Agreement is also conditional, among other things, upon our satisfaction with our physical inspection of the land, zoning and permitting, our entering into an Engineering, Procurement and Construction Contract (the “EPC Contract”) for the construction of our ethanol plant, our obtaining financing for the land purchase and our ethanol plant construction, execution of an acceptable Remediation and Indemnity Agreement once Lanxess completes certain remediation actions to bring the land into compliance with existing environmental laws, and our reaching an agreement with Lanxess and TransAlta Energy Corporation (“TransAlta”) in respect of relief for Lanxess’ obligations under its existing steam supply contract with TransAlta requiring the purchase of a minimum of 900,000 MMBTU of steam per year. The Agreement also requires us to enter into a Services Agreement with Lanxess, whereby Lanxess will provide us with water intake and output facilities as reasonably required to allow for the construction, operation and maintenance of our proposed ethanol plant.

The Agreement also provides for additional payments to Lanxess of $750,000 in consideration for Lanxess’ efforts to undertake significant efforts to re-engineer existing infrastructure presently located on the property as required to allow for the construction of our ethanol plant, as well as support necessary for technical interfaces with our development of the land. The Agreement provides for us to partially compensate Lanxess for these efforts by payment of the aggregate sum of $750,000, with $100,000 of this amount to be paid upon our satisfaction and waiver of the conditions discussed above. The remaining $650,000 shall be paid in two equal installments of $325,000. The first such installment shall be paid on or before the date which is the date the contractor under the EPC Contract begins construction of our ethanol plant and the second such installment shall be paid on or before commencement of the operation of our proposed ethanol plant. If after closing of the Agreement we have not commenced construction of our ethanol plant under the EPC Contract by December 31, 2008, Lanxess has the option to reacquire the land for $450,000. We paid a refundable interest bearing deposit amount of $10,000 on execution of the Agreement. On Closing, this deposit amount shall be credited to the purchase price.

The Agreement also provides us with an option to acquire certain additional adjacent property owned by Lanxess if it elects to sell or otherwise transfer this property in the future on terms to be agreed in the future.

This site is adjacent to a major rail line, has good highway access, access to the Great Lakes for shipping purposes and is fully zoned and serviced. As of the date of this Report we are proceeding with the finalization of the business terms incorporating the aforementioned provisions along with other provisions for site services, including steam energy.

A copy of the Agreement is attached to this Report as Exhibit 10.15.

Item 9.01. Exhibits.

Number	Exhibit

10.15	Agreement of Purchase and Sale with Lanxess, Inc. dated July 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2007	NORTHERN ETHANOL, INC. (Registrant) By:__s/Andrew I. Telsey_______________ Andrew I. Telsey, Secretary

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